Exhibit 99.1

Date:	November 17, 2010	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484-1000
475-882-4000

Contact:	William R. Sperry
HUBBELL ANNOUNCES COMPLETION OF TENDER OFFER FOR ANY AND ALL
OF ITS 6.375% NOTES DUE 2012 AND REDEMPTION OF REMAINING
UNTENDERED NOTES
SHELTON, CT (November 17, 2010) — Hubbell Incorporated (NYSE: HUBA, HUBB) announced today that it has completed its previously announced cash tender offer for any and all of its outstanding 6.375% Notes due 2012 (the “Notes”). The tender offer expired at 5:00 p.m., New York City time, on November 16, 2010 (the “Expiration Time”).
Based on the final tabulation provided by D.F. King & Co., Inc., the depositary and information agent for the tender offer, the aggregate principal amount of Notes that were validly tendered and not validly withdrawn prior to the Expiration Time was $81,875,000. Hubbell has accepted for purchase all Notes validly tendered and not validly withdrawn prior to the Expiration Time, with settlement occurring today, November 17, 2010.
Hubbell also announced today that it has given notice of redemption for the remaining untendered Notes. The redemption date for the Notes is December 17, 2010. The make-whole redemption price (calculated using a discount of the yield of the applicable U.S. treasury rate plus 20 basis points) will be determined on or about December 14, 2010 in accordance with the terms of the Notes.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC served as the dealer managers for the tender offer and D.F. King & Co., Inc. served as the depositary and information agent for the tender offer.
Forward-Looking Statements
Certain statements contained herein may constitute “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about redemption of the remaining untendered Notes and are based on our reasonable current expectations. Forward-looking statements may be identified by the use of forward-looking words, such as “intends,” “expect” and similar words and phrases. Factors, among others, that could cause our actual future actions to differ materially from those described in forward-looking statements include, but are not limited to market conditions and other factors described in our SEC filings. Any such forward looking statements are not guarantees of future performances and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2009 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.
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